KLT [logo]
                     Kyle L. Tingle CPA, LLC
                   PERSONAL FINANCIAL PLANNING,
                 BUSINESS SERVICES & TAX PLANNING

June 29, 2006

Rival Technologies, Inc.
3155 East Patrick Lane, Suite 1,
Las Vegas, NV 89120

Gentlemen:

This letter is to be filed in connection with the Periodic Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2006. This letter is to confirm my dismissal as auditor of Rival Technologies, Inc. (the "Company") (CIK Number 0001176337).

At this time, there are no accounting disagreements with the Company. Due to staffing changes, no financial statements were prepared by this firm for filing with the Securities and Exchange Commission.

No original records were provided to me for this engagement. My working paper files from the copies of documents received from the Company are the property of my firm. These will be maintained by me in accordance with my retention policy. I will consider any requests for copies of documents in out working paper files from you or the successor firm. However, providing such copies is at my discretion. Reasonable copying costs will be due and payable on a COD basis for any documents the successor auditor may require.

If you have ny question regarding this communication, please contact Kyle L. Tingle at (702) 450-2200.

Sincerely,

/s/ Kyle L. Tingle

Kyle L. Tingle, CPA,  LLC